Exhibit 10.1

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512

September 11, 2025

Kinnari Patel
*******
*******

Dear Kinnari:

This letter (the “Agreement and Release”) confirms our agreement with regard to the resignation of your employment with Rocket Pharmaceuticals, Inc. (“the Company”) effective December 31, 2025 (the “Separation Date”). For avoidance of doubt, your last working day with the Company was August 8, 2025 (the “Last Working Day”). During the period between the Last Working Day and the Separation Date (the “Garden Leave Period”), you shall be on paid garden leave and your employment with the Company will terminate at the end of the Garden Leave Period on the Separation Date. During the Garden Leave Period, you shall remain employed by the Company but shall not report to the Company’s office or perform any work for the Company unless specifically instructed to do so by the Company. You shall continue to receive base pay and benefits during the Garden Leave Period at the same level you were receiving on the Last Working Day.

Notwithstanding the terms of your Severance and Change In Control Agreement, dated October 26, 2018 (the “Severance Agreement”), our complete understanding and agreement with respect to your separation from the Company is described below.

1.	Unconditional Payments. Your total unconditional compensation, payments and benefits from the Company shall be as follows:

a.         You will receive your final pay through the Separation Date, less applicable statutory deductions, and authorized withholdings.

b.           You will be paid for all accrued but unused paid time off as of the Separation Date (calculated to be $102,480), less applicable statutory deductions and authorized withholdings.

c.          You will receive reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

d.          You will receive, under separate cover, information about your rights to elect medical, dental, and vision insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Nothing in this Agreement and Release is intended to impair any of the rights described in this Section 1.

2.           Separation Payment. Provided that you agree to and accept the terms of this Agreement and Release, and provided further that you execute the Release of Claims attached hereto as Exhibit A during the 7-day period after the Separation Date and do not thereafter timely revoke it:

a.          Consistent with the Company’s Severance and Change in Control Program, you will receive a lump sum payment equal to ten (10) months of your current salary, calculated to be $482,040, less required statutory tax deductions and authorized withholdings, payable upon the Company’s next regular payroll date following the Separation Date, the Company’s receipt of the signed Release of Claims and the completion of the revocation period provided for in the Release of Claims.

b.          The Company shall offer you a Consulting Agreement in the form attached hereto as Exhibit B (the “Consulting Agreement”), which will not become effective until the expiration of the revocation period provided for in the Release of Claims.

c.         You will remain eligible for a 2025 annual bonus based on the Company’s actual financial results for 2025, as determined by the Company’s Compensation Committee, and subject to the Company’s annual corporate multiplier, less applicable withholdings and deductions. Any 2025 bonus is payable at the same time bonuses are paid to continuing employees of the Company in 2026.

d.           Your medical, dental and vision coverage (if applicable) will remain in effect until December 31, 2025. On January 1, 2026, you will become eligible to elect continuing coverage under COBRA.

e.          You will receive a lump sum health care allowance of $30,045.22, equal to the cost of your COBRA premiums for ten (10) months, less required statutory tax deductions and authorized withholdings, payable upon on the Company’s next regular payroll date following the Separation Date, the Company’s receipt of the signed Release of Claims and the completion of the revocation period provided for in the Release of Claims.

f.          The benefits provided in Section 2 above are referred to in this Agreement and Release as the “Separation Payment.”

g.          Your eligibility to receive and retain the Separation Payment is expressly contingent upon your compliance with each and every provision of this Agreement and Release, including without limitation your compliance with Sections 9, 10, 11, 12 and 13. If you fail to comply with this Agreement and Release, including without limitation Sections 9, 10, 11, 12 and 13, you hereby acknowledge and agree that the Company’s obligation to provide the payments and benefits set forth in this Agreement shall immediately cease, you shall reimburse the Company the full Separation Payment and the Company shall be entitled to seek any and all rights and remedies under applicable law.

3.          Legal Fees. Company shall promptly pay, upon receiving an invoice therefore, all reasonable fees, charges and disbursements of Cohen & Buckman P.C. and Squire Patton Boggs (US) LLP, counsel to the Consultant incurred in connection with Consultant’s separation of employment.

4.           Benefits. You retain your right to benefits that you have earned and to which you are entitled through the end of the month in which you separate from the Company under the specific terms of those plans. To the extent permitted under the Company's Directors and Officers insurance policy (“D&O Policy”), you qualify as a resigned insurance person. Per the D&O Policy, a retired and resigned insured person’s extension period means an unlimited period following the end of the policy period in respect of matters first made, commenced or received and reported to the insurance company during such unlimited period. You will receive, under separate cover, information concerning your eligibility to continue health care benefits under COBRA.

5.          No Additional Benefits. Other than as set forth in this Agreement and Release, you expressly acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments, or benefits of any kind from the Company and the Releasees (as that term is defined in Section 7(b) below) and that no representations or promises to the contrary have been made to you.

6.           Unemployment. The Company will not object to any lawful application by you to receive unemployment benefits.

7.           Release of Claims.

a.           As a condition of the Company’s willingness to enter into this Agreement and Release, and in consideration for the Separation Payment and the agreements of the Company contained in this Agreement and Release, you, with the intention of binding yourself, your heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “Releasors”), hereby release, waive and forever discharge the Company and the Releasees from, and hereby acknowledge full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Company and the Releasees up to and including the date of the execution of this Agreement and Release.

Without limiting the generality of the foregoing, the Releasors hereby release and forever discharge the Company and the Releasees from:

i.	any and all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment.

ii.
any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the New York State Civil Rights Law, the New York State Human Rights Law, the New York State Labor Law, the New York State Equal Pay Law, the New York Whistleblower Law, the New York Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York State Corrections Law together with the New York Executive Law § 296(15), the New York City Human Rights Law, the New York City Earned Sick Time Act, as such laws have been or may be amended;

iii.
any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this Section 7 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

iv.
all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

v.	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Agreement and Release, you represent and agree that the failure of this Agreement and Release to specifically identify or enumerate above any statute or common law theory under which you release claims is not intended by you or the Company to limit, diminish or impair in any way your intended and actual release all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Releasees.

b.       For purposes of this Agreement and Release, the term “the Company and the Releasees” includes Rocket Pharmaceuticals, Inc. and its parents, subsidiaries, predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future investors, directors, employees, partners, representatives and agents, whether acting as agents or in their individual capacities, and this Agreement and Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

c.           It is understood that this release does not serve to waive any rights or claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable welfare, retirement and/or pension plans; (iii) rights to defense and indemnification, if any, from the Company for actions taken by Employee in the course and scope of her employment with the Company; (iv) claims, actions, or rights arising under or to enforce the terms of this Agreement and Release; and/or (v) the right to file a charge with an administrative agency or participate in an agency investigation; provided, however, that you hereby waive your right to recover any money in connection with such charge or investigation. Moreover, nothing in this Agreement and Release limits or waives, or is intended to limit or waive, your right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Agreement and Release’s waiver of claims under the Age Discrimination in Employment Act. This Agreement and Release is not intended to restrict your communications or actions that are protected by federal law, including discussing terms and conditions of employment or otherwise exercising protected rights under Section 7 of the National Labor Relations Act. This Agreement and Release does not limit your right to receive an award for information provided to the U.S. Securities and Exchange Commission.

8.        Separation from Employment. By entering into this Agreement and Release, you acknowledge and agree that your employment with the Company has been severed. You agree that the Company shall not have any obligation at any time in the future to reemploy you or enter into any other business arrangement of any kind with you.

9.           Company Property and Information.

a.           You agree to return to the Company immediately upon the Last Working Date any and all Company property in your possession, custody or control including, but not limited to, any laptop(s), phone(s), charger(s), monitor(s), etc. and any and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, flash drive or any other form of electronic data storage device you have in your possession or under your control belonging to the Company, or containing confidential or proprietary information concerning the Company, and its partners, employees, consultants or operations. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this Section 9(a), and that you will not be entitled to receive any installment of the Separation Payment unless and until all such documents and materials are returned to the Company. Notwithstanding the foregoing, during the term of the Consulting Agreement, you may keep and continue to use the Company issued laptop and cellular phone.

b.           With the exception of materials needed for services performed pursuant to the Consulting Agreement, you further agree that you will certify in writing to the Company, within three (3) days of the date you execute this Agreement and Release, that you have not retained and are not retaining any of the foregoing materials through any form of cloud computing storage, personal email account, or any other means of storing electronic information. You further agree that the Company may inspect on demand any Company issued electronic device, medium, or means of electronic storage in your possession or under your control on which Company confidential information is maintained, stored or retrieved, such inspection to be conducted by a neutral, third-party forensic specialist; and you further consent and agree to the jurisdiction of a court of competent jurisdiction in which an application for emergency relief is brought by the Company to enforce its rights under this Section 9. No inspection by any forensic specialist may be undertaken unless the privacy of any personal information that may be on such devices or in such electronic storage is adequately protected from disclosure to the Company.

c.          You acknowledge that, while employed by the Company, you had access to and possessed information and materials that are not publicly available, including, without limitation, information and materials concerning the Company’s and its owner’s proprietary information, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, technology, budgets, business plans, customer or supplier lists, research or financial, purchasing, planning, employment or personnel data or information business and technical information, marketing plans, research, designs, customer information, plans, methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically or graphically or in writing (“Confidential Information”). Accordingly, you agree never to use or disclose Confidential Information before it has become publicly known, through no fault of your own, unless required by law. You also agree that, if you are ever asked to disclose any Confidential Information pursuant to legal process or otherwise, you will immediately contact Martin Wilson, General Counsel and Chief Corporate Officer (legal@rocketpharma.com) to seek the Company’s express written consent to such disclosure prior to such disclosure.

d.         You acknowledge and agree that any breach or threatened breach of any of the provisions of this Section 9 would cause the Company and the Releasees irreparable harm not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, you agree that in the event of a breach or threatened breach by you of any of the provisions of this Section 9, the Company and the Releasees (and any potentially or actually irreparably harmed third-party beneficiaries) shall, in addition to any other legal remedies available to them, be entitled to equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief.

10.         Restrictive Covenant Remains in Full Force and Effect. You understand and agree that you remain fully bound by each and every provision of the Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement (the “Restrictive Covenant”) between you and the Company and that, in addition to the good and valuable consideration you received in return for the Restrictive Covenant at the time you signed it, the Separation Payment constitutes good and valuable consideration for the continuing effectiveness of the Restrictive Covenant. For the avoidance of doubt, the Restrictive Covenant is intended to restrict employment with entities that are engaged in the commercialization or development of products that were provided or under development at the time of your employment with the Company.

11.          Intellectual Property.

a.         You agree that, at any time following the Separation Date, you do not have and will not claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and will not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever your involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by you. You further recognize and agree that the Company now has and will hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all your work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any work created by you is not a work for hire under the copyright laws of the United States, then you hereby assign to the Company all rights, title and interests in each such work (including, but not limited to, copyrights rights). You agree that you will cooperate fully with the Company at all times following the Separation Date in the securing of any trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and will give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. You hereby irrevocably appoint the Company as your attorney-in-fact (with a power coupled with an interest) to execute any and all documents which may be necessary or appropriate in the security of such rights, including but not limited to, any copyright in your work.

b.          The fact that any work subject to copyright or patent protection under any applicable law created by you outside of the Company’s facilities or other than during your working hours with the Company does not diminish the Company’s rights with respect to such works. You agree to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this Section upon demand by the Company.

c.         The Company shall have no rights pursuant to this Agreement and Release in any invention of Employee made during the term of your employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

12.        Confidentiality of Agreement and Release. You agree that, except as hereinafter provided, you will keep the terms, conditions, and existence of this Agreement and Release in strict confidence and shall not disclose them to anyone except: (a) as may be reasonably necessary to enforce this Agreement and Release; (b) to you attorneys and bona fide tax advisors (provided that they agree to abide by the provisions of this Agreement and Release); (c) to your spouse, provided that your spouse agrees to abide by the provisions of this Agreement and Release; and (d) pursuant to compulsory legal process or a court order. There shall be no other disclosure by you except upon and to the extent of prior written permission from the Company.

13.          Mutual Nondisparagement and Employment References.

a.          You agree that you will not disparage or encourage or induce others to disparage the Company and the Releasees. Without limiting the generality of the foregoing, you further agree that you will make no statements or take any action intended to, or that could reasonably be expected to, limit or impair the Company’s opportunities to combine, merge or acquire other businesses. With respect to the Company, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the Company and the Releasees, or any of them, has a business relationship, including any federal, state or local government agencies, which would adversely affect in any manner (a) the conduct of the business of the Company and the Releasees or (b) the reputation of the Company and the Releasees. “Disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom you have a personal or business relationship, which would adversely affect in any manner your personal or professional reputation. The foregoing does not apply to pleadings, allegations, or other statements made in connection with a claim which is not being released by this Agreement and Release.

b.        Likewise, Company agrees that its Executive Leadership Team and Board of Directors shall not disparage or encourage or induce others to disparage you during their period of employment and/or association with the Company. Without limiting the generality of the foregoing, you further agree that the Company Executive Leadership Team and Board of Directors will make no statements or take any action intended to, or that could reasonably be expected to, limit or impair the your opportunities to work with other businesses. With respect to the you, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the you have a business relationship, including any federal, state or local government agencies, which would adversely affect in any manner (a) your ability to conduct business or (b) your reputation. The foregoing does not apply to pleadings, allegations, or other statements made in connection with a claim which is not being released by this Agreement and Release. Should any prospective employer contact the Company for professional references with regard to prospective employment or otherwise, the Company will: (i) confirm the positions you held while employed by the Company; (ii) verify the dates of your employment with the Company; (iii) if requested, provide your rate of compensation with the Company as of the Separation Date. The Company and you agree to draft and consider a joint press release about your accomplishments and contributions to be released on Separation Date.

14.         Consultation on Behalf of Company. You agree that, upon request, you will cooperate and consult with the Company and the Releasees with respect to any inquiries or other matters involving them, including pending or threatened transactions, litigation, administrative proceedings or arbitration, (a) in which you were involved, (b) concerning which you have personal knowledge, or (c) that relate to or arise out of your employment with the Company and your responsibilities with respect to the Company and the Releasees, or any of them. Such cooperation and consultation will include, without limitation, appearance or attendance at any meetings or proceedings relating to any such inquiries, matters or proceedings; making yourself available for the purpose of answering interrogatories; being deposed; testifying at trial or otherwise; and preparing and signing affidavits; provided, however, that the Company will pay your reasonable travel expenses for such appearance or attendance, and will not otherwise be obligated to remunerate your cooperation under this Section 14. Notwithstanding the foregoing, the Company agrees to reimburse you at not more than your hourly rate as of December 31, 2025, for any documented loss of wages you incur in providing cooperation and consultation to the company after the Separation Date.

15.         Section 409A.

a.           This Agreement is intended to comply with § 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Code § 409A. Notwithstanding any other provision of this Agreement, payments provided under Section 2 of this Agreement may only be made upon an event and in a manner that complies with Code § 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code § 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code § 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code § 409A. To the extent that any payment under Section 2 of this Agreement constitutes nonqualified deferred compensation under Code § 409A and the period for providing and not revoking a release as set forth in Section 2 spans two calendar years, such payment shall not be paid until the second calendar year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code § 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code § 409A.

b.           Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code § 409A and you are determined to be a “specified employee” as defined in Code § 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Separation Date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16.         Severability. If at any time after the date of the execution of this Agreement and Release any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release, provided, however, that if Section 7(a) is held to be illegal, void or unenforceable in whole or in part, you agree to promptly execute a valid general release and waiver in favor of the Company and the Releasees.

17.      Voluntary Agreement. You acknowledge that before signing this Agreement and Release, you carefully reviewed this Agreement and Release, the Company provided you with at least twenty-one (21) days to review this Agreement and Release, and that you are entering into it voluntarily and of your own free will. You acknowledge that even after signing this Agreement and Release, you may revoke your acceptance to the terms of this Agreement for up to seven (7) days following the date of your acceptance. Please provide your revocation in writing to the People Team at people@rocketpharma.com.

18.        No Admission. You understand and agree that the making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Company and the Releasees, or any person now or previously employed by or associated with the Company and the Releasees, have violated any federal, state or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever against you. In addition to the confidentiality provisions set forth in Section 9 above, and not by way of limitation thereof, this Agreement and Release shall be deemed to fall within the protection afforded to settlements, compromises and offers to compromise by applicable law.

19.        Complete Agreement. This Agreement and Release represents the complete understanding between you and the Company concerning the subject matter of this Agreement and Release, and no other promises or agreements concerning the subject matter of this Agreement and Release shall be binding unless reduced to writing and signed by you and the Company; provided, however, that the Restrictive Covenant remains in full force and effect. You and the Company agree that this Agreement and Release supersedes any prior agreements or understandings of the parties, whether oral or written, concerning the subject matter of this Agreement and Release.

20.         Drafting. Should any provision of this Agreement and Release require interpretation or construction, it is agreed by you and the Company that the person interpreting or construing this Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

21.         Successors and Assigns. This Agreement and Release is binding upon, and shall inure to the benefit of, the Company and the Releasees, and its and their respective heirs, executors, administrators, successors and assigns.

22.        Governing Law. This Agreement and Release is governed by the laws of the State of New York, regardless of your work location or place of residence at any time during your employment by the Company and irrespective of the principles of conflicts of law. You and the Company hereby agree that any action to enforce or interpret this agreement shall be brought in a federal or state court of competent jurisdiction in New York, and you hereby irrevocably consent to the jurisdiction of such court.

If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating below.

Sincerely,

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Martin Wilson
Martin Wilson
General Counsel and Chief Corporate Officer

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A GENERAL RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

/s/ Kinnari Patel	Date:	9/11/2025
Kinnari Patel

EXHIBIT A

RELEASE OF CLAIMS
[To be signed and dated during the 7-day period following the Separation Date]

This Release of Claims, dated as of the ___ day of ______ 202_ (the “Release Date”), is provided by Kinnari Patel (“Releasor”) in favor of the Company and the Releasees as that term is defined in the Agreement and Release between Releasor and Rocket Pharmaceuticals, Inc. (the “Company”) dated as of the _________ (the “Release”). Capitalized terms used herein but not defined have the meanings ascribed to them in the Release.

In exchange for the consideration set forth in paragraph 2 of the Release, Releasor hereby releases the Company and the Releasees from all claims and rights that Releasor has or may have against any and all of the Company and the Releasees, including, but not limited to, those claims of which Releasor is not aware, those not mentioned in this Release of Claims, and all claims for attorneys’ fees, costs, and interest. This Release of Claims is a general release of claims and applies to claims and rights resulting from anything that has happened up to and including the Release Date. This Release of Claims does not apply to claims arising after the Release Date or to any rights provided to Releasor under the Release.

Releasor specifically releases all claims and rights arising from or relating to Releasor’s employment or other relationship with the Company and the Releasees and the termination of that employment, including but not limited to any claims or rights Releasor may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, the federal Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Uniformed Services Employment and Reemployment Rights Act of 1994, the federal Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the federal Equal Pay Act, the Consolidated Omnibus Budget Reconciliation Act, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the New York State Civil Rights Law, the New York State Human Rights Law, the New York State Labor Law, the New York State Equal Pay Law, the New York Whistleblower Law, the New York Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York State Corrections Law together with the New York Executive Law § 296(15), the New York City Human Rights Law, the New York City Earned Sick Time Act, any other federal, state, local or foreign laws against discrimination, or any other federal, state, local or foreign law or common law relating to employment, wages, hours, or any other terms and conditions of employment; and Releasor releases any claims against the Company and the Releasees for retaliation, breach of implied covenant of good faith and fair dealing, promissory estoppel, intentional infliction of emotional distress, negligent infliction of emotional distress, wrongful discharge, tortious termination in violation of public policy, breach of contract, severance, short-term disability benefits, long-term disability benefits, defamation, malicious prosecution, tortious interference, fraudulent misrepresentation, negligent misrepresentation, unfair business practices, torts, assault, equitable relief or any other claims that Releasor now has or may have had, or hereafter claims to have, on behalf of Releasor or any other persons or entities, at any time, arising out of or relating to any acts or omissions done or occurring prior to and including the Release Date. Releasor specifically acknowledges and agrees that Releasor has been paid all sums earned by Releasor as a result of employment by any of the Releasees, that Releasor has received all business expense reimbursements to which Releasor is entitled as a result of employment by any of the Company and the Releasees, and that Releasor is not owed any sums whatsoever as a result of employment by any of the Company and the Releasees. Releasor also specifically acknowledges and agrees that the consideration set forth in paragraph 2 of the Release is money to which Releasor is otherwise not entitled except by signing the Release and this Release of Claims.

Releasor warrants and represents that Releasor has not filed any complaint or charge of discrimination against any or all of the Company and the Releasees with any federal, state, local or foreign court, tribunal or administrative agency (other than any claims or charges protected under the whistleblower provisions of federal law or regulations). In the event Releasor’s warranty and representation is false, Releasor shall be obligated to return the consideration set forth in paragraph 2 of the Release to the Company. Nothing in this Release of Claims prohibits Releasor from filing a new complaint with or providing information to the United States Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Securities and Exchange Commission, or any similar state or local administrative agency, without prior authorization from the Company; provided, however, that if any such charge or complaint is filed or if any other person, organization or entity shall file such a charge, complaint or lawsuit against any of the Company and the Releasees involving any matter occurring at any time before the Release Date, Releasor waives the right to any monetary relief by virtue of filing any such charge or complaint by or on behalf of Releasor. This Release of Claims does not preclude Releasor from receiving an award from the U.S. Securities and Exchange Commission. In addition, this Release of Claims does not release any statutory claims that cannot be released by Releasor as a matter of law or public policy. Nothing in this Release is intended to effect any claim by Releasor for worker’s compensation benefits and/or unemployment compensation benefits.

Releasor acknowledges having had 21 days to consider this Release of Claims. Releasor may revoke this Release of Claims within 7 days of signing it. Any revocation must be made by delivering written notice of revocation to the People Team at people@rocketpharma.com. To be effective, any revocation of this Release of Claims must be in writing and received by the Company no later than the close of business on the 7th day after Releasor signs this Release of Claims. This Release of Claims shall not become effective or enforceable until the expiration of 7 days after Releasor signs this Release of Claims. Releasor acknowledges having had ample time to consider this Release of Claims and to consult with legal counsel concerning this Release of Claims and whether Releasor should sign it. Releasor has had the opportunity to negotiate the language of this Release of Claims, is satisfied with the results of that negotiation, and is signing this Release of Claims without any duress or coercion.

Kinnari Patel	Date

EXHIBIT B

CONSULTING AGREEMENT
(Attached)